Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 62 to the registration statement on Form N-1A (“Registration Statement”) of our report dated November 21, 2016, relating to the financial statements and financial highlights, which appears in Loomis Sayles Intermediate Duration Bond Fund’s Annual Report on Form N-CSR for the year ended September 30, 2016. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 27, 2017